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Exhibit 21.0

SUBSIDIARIES OF IHOP CORP.

IHOP Corp. 95-3038279
International House of Pancakes, Inc. 95-2054061
Blue Roof Advertising, Inc. 95-3933480	IHOP Realty Corp. 95-6854343	IHOP Enterprises, Inc. 95-2812361	III Industries of Canada, Ltd. Foreign Corp.
IHOP Properties, Inc. 95-2584985

As of December, 2003

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SUBSIDIARIES OF IHOP CORP.